EXHIBIT 5

                  SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
                             One Beacon Street
                      Boston, Massachusetts 02108-3194

                       Telephone No.: (617) 573-4800
                       Facsimile No.: (617) 573-4822

                                           March 31, 2000

CMGI, Inc.
100 Brickstone Square
Andover, Massachusetts  01810

    Re: BDS Business Center, Inc. Stock Option and Performance Incentive Plan BDS Business Center, Inc. 1999 Stock Option and Incentive Plan

Ladies and Gentlemen:

                  We have acted as special counsel to CMGI, Inc., a Delaware corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended (the "Act"), of an aggregate of 1,829,751 shares of the Company's common stock, par value $0.01 per share ("Common Stock"), issuable pursuant to the BDS Business Center, Inc. Stock Option and Performance Incentive Plan and the BDS Business Center, Inc. 1999 Stock Option and Incentive Plan (together, the "Plans"). The Plans provide for the grant of stock options ("Options") to officers and employees of the Company.

                  This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

                  In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement on Form S-8, as filed with the Securities and Exchange Commission (the "Commission") on the date hereof under the Act (the "Registration Statement"); (ii) a specimen certificate representing the Common Stock; (iii) the Restated Certificate of Incorporation of the Company, as presently in effect; (iv) the Amended and Restated By-Laws of the Company, as presently in effect; (v) certain resolutions of the Board of Directors of the Company relating to the Plans; and (vi) the Plans. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

                  In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such copies. In making our examination of documents executed or to be executed by parties other than the Company, we have assumed that such parties had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company and others. We have assumed that each award agreement setting forth the terms of each grant of options or other awards under the Plans will be consistent with the Plans and will be duly authorized and validly executed and delivered by the parties thereto, and that the consideration received by the Company for the Common Stock delivered pursuant to the Plans will be in an amount at least equal to the par value of such Common Stock.

                  Members of our firm are admitted to the bar in the State of Delaware, and we do not express any opinion as to the laws of any other jurisdiction.

                  Based upon and subject to the foregoing, we are of the opinion that the shares of Common Stock have been duly authorized for issuance by the Company and, when such shares of Common Stock are issued upon exercise of Options in accordance with the terms of the Plans, such shares of Common Stock will be validly issued, fully paid and nonassessable.

                  We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm under the caption "Interests of Named Experts and Counsel" in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

                              Very truly yours,


                              /s/ SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP

                              SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP